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Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release is between THOMAS C. LIVENGOOD, a resident of Harris County, Texas (the "Employee"), and CARRIAGE SERVICES, INC., a Delaware corporation (the "Company").

        The Employee and the Company agree as follows:

        1.    The Employee's full-time employment with the Company and/or one or more of its subsidiaries (the Company, together with its subsidiaries, being hereafter collectively referred to as "Carriage") will terminate effective as of July 31, 2002 (the "Transition Date") by the voluntary resignation of the Employee. The Employee shall be entitled to receive all base compensation, benefits and accrued vacation through the Transition Date.

        2.    Simultaneously with the parties' execution of this Agreement, the Employee shall tender his resignation, effective as of the Transition Date, as Executive Vice President and Chief Financial Officer of, together with any and all other positions he may hold with, the Company. He shall also tender his resignation as director and officer of or any other capacity with all other Carriage entities of which he may serve in any such capacity.

        3.    Except as provided below, this Agreement and the exhibits hereto collectively supersede and extinguish the Executive Employment Agreement between the parties dated November 8, 1999 ("Prior Employment Agreement"), as well as any other employment agreement and/or bonus or incentive compensation plan or arrangement, if any, entered into between the Employee and Carriage. Subject to the provisions of this Agreement and the Consulting Agreement referred to in Section 4 below, Employee shall cease to be eligible to participate in any of Carriage's employee benefit plans as of the Transition Date. Without limiting the generality of the foregoing, the Employee shall thereupon cease to be eligible to participate in the Carriage Services 401(k) Plan, but the Company shall coordinate with the Employee and the plan administrator to permit the Employee to roll-over his benefits in such plan to a new plan or individual retirement account of the Employee's choice, as provided by applicable law. Section 6 of the Consulting Agreement will supersede Section 6 (Restrictive Covenant) of the Prior Employment Agreement. Notwithstanding the foregoing, this Agreement does not affect or supersede Section 5 (Covenant of Secrecy) of the Prior Employment Agreement, which will remain in full force and effect in accordance with its terms. This Agreement has no effect on the terms, provisions and conditions of any stock options previously issued to the Employee, except that solely for purposes of Employee's stock option agreements, Employee's separation shall be treated as an involuntary termination for a reason other than cause, with the result that Employee shall have a period of three months, expiring October 31, 2002, within which to exercise any such options.

        4.    Simultaneously with the execution and delivery of this Agreement, the Company and the Employee have executed and delivered to one another a Consulting Agreement of even date herewith, substantially in the form of Exhibit A hereto, which shall become effective as of August 1, 2002, respecting the Employee's continued status with the Company as a consultant on an independent contractor basis (the "Consulting Agreement"). The parties understand that the Consulting Agreement shall not become binding until this Agreement has become final and binding on the parties and the Company shall have received the Non-Revocation Statement referred to in Section 5 below, and in the event that the Employee revokes this Agreement pursuant to Section 16 hereof, the Consulting Agreement shall thereupon become void ab initio as if never entered into.

        5.    Provided the Employee does not revoke this Agreement as provided in Section 16 hereof, the Company shall pay the Employee a single-lump sum payment of $250,000.00, less applicable withholdings (the "Severance Payment"). The parties acknowledge that $50,000 of the Severance Payment represents a payment in lieu of a prorated bonus for 2002. The Severance Payment shall be paid within two business days following the Company's receipt from the Employee of a properly completed and signed Non-Revocation Statement in the form attached as Exhibit B hereto (the

"Non-Revocation Statement"). The parties understand that the Company's obligations to pay the Severance Payment, and the effectiveness of all of the other agreements of the parties described herein, shall not become effective until the Company's receipt of the properly completed and signed Non-Revocation Statement, and in the event that the Employee revokes this Agreement pursuant to Section 16 hereof, all such agreements shall thereupon become void ab initio as if never entered into.

        6.    Except as set forth in the last sentence of this Section 6, Employee agrees to surrender immediately to the Company, all information, papers, documents, writings, computers, computer diskettes and all copies thereof, keys, credit cards and other property of Carriage in Employee's possession or control. The information to be returned includes, without limitation, information about Carriage's business affairs, trade secrets, proprietary or confidential information, business opportunities, marketing plans, finances, business methods, business plans, accounting records, research, employees, manuals, letters, reports and similar documents. All such information, papers, documents, writings, and other property shall at all times remain the property of Carriage. The above notwithstanding, upon the Transition Date, the Employee shall be entitled to take with him his Company laptop computer, provided that it does not contain any software programs proprietary to Carriage or any confidential or proprietary data, passwords or the like stored thereon, as well as his Company-issued cellular phone.

        7.    (a)        In consideration for the Severance Payment, and for the further consideration of the other commitments made by the Company herein and in the exhibits hereto, the Employee hereby discharges and releases Carriage and Carriage's stockholders, directors, officers, employees, agents, successors and assigns (collectively, "Released Parties") from any claim, demand, and/or cause of action whatsoever, whether vicarious, derivative, or direct, presently known or unknown, whether sounding in contract, tort or otherwise, under common law or by statute or regulation, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the Employee's employment with, termination from, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1964 (Title VII), as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Security Act of 1974, the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act of 1988, the Texas Commission on Human Rights Act, the Texas Wage Payment Statute or the Texas Labor Code, all as amended and in effect on the date hereof, and all claims based on the existence of any contract; breach of any duty or covenant of good faith and fair dealing; slander; defamation; invasion of privacy; detrimental reliance; intentional or negligent infliction of emotional distress; duress; promissory estoppel; negligent misrepresentation; intentional misrepresentation or fraud; assault; battery; conspiracy; negligent hiring, retention, or supervision; any alleged act of harassment or intimidation or any other claim arising under employment-related statutes, laws, rules and regulations; provided that the Employee does not release Carriage from its obligations hereunder or in the exhibits hereto.

        (b)  In consideration for the releases and other commitments made by the Employee herein and in the exhibits hereto, the Company, for itself and on behalf of all Carriage entities, hereby discharges and releases the Employee and his heirs and assigns from any claim, demand, and/or cause of action whatsoever, whether vicarious, derivative, or direct, whether sounding in contract, tort or otherwise, under common law or by statute or regulation, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the Employee's employment with, termination from, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination; provided that the Company does not release the Employee from (i) his obligations hereunder or in the exhibits hereto, or (ii) any matters which are not actually known to the Company's Chief Executive Officer on the date of this Agreement.

        8.    This Agreement is not a suggestion of or an admission of any wrongdoing or liability on the part of any party. The Employee does not waive any rights or claims that may arise after the date hereof.

        9.    The Employee agrees and covenants not to sue or participate in any suit, charge or proceeding of any kind against Carriage or any of the other Released Parties, based upon any claim, demand, and/or cause of action whatsoever, presently known or unknown, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the Employee's employment, termination from, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination.

        10.  Employee agrees that he shall engage in no act which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of Carriage and its officers, directors, stockholders or employees, including but not limited to the Company's reputation and relationship with its lenders, investors, analysts and shareholders. Employee will not reveal to any to any third party any difference of opinion that may exist at any time between Employee and any member of Carriage's management.

        11.  In further consideration for the Severance Payment, Employee agrees to indemnify and hold harmless Carriage from and against any and all loss, cost, damage, or expense, including, without limitation, attorneys' fees incurred by Carriage or other Released Parties arising out of any breach by Employee of this Agreement. The Company agrees to indemnify and hold harmless Employee from and against any and all loss, cost, damage, or expense, including, without limitation, attorneys' fees incurred by Employee arising out of any breach by the Company of this Agreement.

        12.  This Agreement contains the entire agreement between the Employee and the Company and cannot be changed, modified, or amended without a written agreement signed by the Employee and the Company.

        13.  This Agreement is made and shall be enforced pursuant to the laws of the State of Texas.

        14.  Should any part of this Agreement be found to be void, that determination will not affect the remainder of the Agreement.

        15.  The offer made by the Company herein will expire at 12:01 a.m. on the forty-fifth day following the date of the offer made herein. The Employee may accept this offer at any time prior to the expiration by signing this Agreement.

        16.  This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence, economic or otherwise. The Employee acknowledges that he has read and fully understands the terms of this Agreement, has been advised to consult with an attorney before executing this Agreement, and the Severance Payment and other consideration and commitments paid or made by the Company hereunder are collectively in excess of that to which the Employee might otherwise be entitled to receive from the Company. The Employee represents that he has been given up to forty-five (45) days to consider the terms of the separation as described herein. Following the date of this Agreement, the Employee shall have a period of seven (7) days to revoke this Agreement by delivering to the Company, at its address shown opposite its signature below, a written notice revoking this Agreement and specifically referring to the right to do so under this Section 16. If the Employee desires not to so revoke, the Employee will deliver the Non-Revocation Notice after expiration of such seven-day period. Failure to deliver any notice within such seven-day period shall constitute a lapse of the Employee's right to revoke, but the Company's obligation to pay the Severance Payment shall nonetheless remain subject to receipt from the Employee of the signed Non-Revocation Statement. If the Employee revokes this Agreement as aforesaid, the Employee shall forfeit all rights hereunder, including any right to receive the Severance Payment. In addition, in the event of such revocation (i) the Consulting Agreement shall be rendered void ab initio as if never entered into, and (ii) the provisions of the Prior Employment Agreement (including but not limited to Section 6—Restrictive Covenant) shall thereupon be automatically reinstated.

Address: 8002 Hertfordshire Circle Spring, Texas 77379	/s/ THOMAS C. LIVENGOOD THOMAS C. LIVENGOOD
7/18/02 Date
1900 St. James Place—4th Floor Houston, Texas 77056	CARRIAGE SERVICES, INC.
	By:	/s/ MELVIN C. PAYNE Melvin C. Payne, Chief Executive Officer
7/18/02 Date

EXHIBIT B

NON-REVOCATION STATEMENT

        I, THOMAS C. LIVENGOOD, acknowledge that at least seven (7) days has expired since the execution of the Separation Agreement and Release between me and Carriage Services, Inc., a Delaware corporation, on the 26th day of July, 2002, and I knowingly and voluntarily elect not to revoke this Separation Agreement and Release.

        EXECUTED this 26th day of July, 2002.

/s/ THOMAS C. LIVENGOOD THOMAS C. LIVENGOOD

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  Exhibit 10.1
NON-REVOCATION STATEMENT